Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Syneos Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$4,605,823,877.00	.00011020	$507,561.79
Fees Previously Paid	$4,605,338,764.00	.00011020	$507,508.33
Total Transaction Valuation
Total Fees Due for Filing			$507,561.79
Total Fees Previously Paid			$507,508.33
Total Fee Offsets			$507,508.33
Net Fee Due			$53.46

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of May 10, 2023, by and among Star Parent, Inc., Star Merger Sub, Inc., and Syneos Health, Inc.

(i)	Title of each class of securities to which the transaction applies: Class A Common Stock, par value $0.01 per share (“Common Stock”), of Syneos Health, Inc.

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on June 26, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 107,237,407, which consists of:

a.	103,714,183 shares of Common Stock;

b.	183,400 shares of Common Stock underlying Company Options with exercise prices below $43.00;

c.	2,911,806 shares of Common Stock underlying Company RSU Awards; and

d.	428,018 shares of Common Stock underlying Company PSU Awards.

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on June 26, 2023, the underlying value of the transaction was calculated as the sum of:

a.	the product of 103,714,183 shares of Common Stock multiplied by the Merger Consideration of $43.00;

b.

the product of 183,400 shares of Common Stock subject to issuance pursuant to outstanding Company Option Awards with exercise prices below $43.00, multiplied by $13.64 (which is the excess of $43.00 over $29.36, the weighted average exercise price of such Company Option Awards);

c.	the product of 2,911,806 shares of Common Stock subject to issuance pursuant to outstanding Company RSU Awards multiplied by the Merger Consideration of $43.00; and

d.	the product of 428,018 shares of Common Stock subject to issuance pursuant to outstanding Company PSU Awards multiplied by the Merger Consideration of $43.00.

(such sum, the “Total Consideration”)

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00011020.